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                            PASS-THROUGH CERTIFICATES
                    ABN AMRO MORTGAGE CORPORATION, DEPOSITOR

                                 TERMS AGREEMENT

                                                           Dated: June 25, 2001


To:  ABN AMRO MORTGAGE CORPORATION

Re: Underwriting Agreement, dated as of May 24, 2001 (the "Underwriting Agreement")

Ladies and Gentlemen:

         The undersigned (being herein called the "Underwriters"), understand that ABN AMRO Mortgage Corporation, a Delaware corporation (the "Company"), proposes to issue and sell $615,987,267 original principal amount of Pass-Through Certificates described below (the "Certificates"). The Certificates will be issued under a Pooling and Servicing Agreement dated as of June 1, 2001 among the Company as depositor, ABN AMRO Mortgage Group, Inc. as servicer and The Chase Manhattan Bank as trustee. The terms of the Certificates are summarized below and are more fully described in the Company's Prospectus Supplement prepared with respect to the Certificates.

         All the provisions (including defined terms) contained in the Underwriting Agreement are incorporated by reference herein in their entirety and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. The Closing Time referred to in Section 2 of the Underwriting Agreement shall be 9:00 a.m., Chicago, Illinois time, on June 25, 2001. Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective original principal amounts of Certificates set forth opposite their names in
Exhibit I hereto at the purchase price set forth below.

         The Underwriters will offer the Certificates for sale upon the terms and conditions set forth in the Prospectus.

         Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters will pay for the Certificates at the time and place and in the manner set forth in the Underwriting Agreement.

         The Underwriters will pay their pro rata share (based upon the principal amount of Offered Certificates each of the Underwriters has agreed to purchase as indicated on Exhibit I hereto) of all fees and expenses relating to any letter of independent certified public accountants delivered in connection with the Computational Materials.



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Series Designation: 2001-3
--------------------------

Terms of the Certificates and Underwriting Compensation:
--------------------------------------------------------

Classes                  Original Principal Amount            Remittance Rate(1)
-------                  -------------------------            ---------------
Class A-1                $15,000,000                          6.750%

Class A-2                $100,000,000(2)                      6.600%

Class A-3(3)             $100,000,000                         0.150%

Class A-4                $207,500,000                         6.750%

Class A-5                $29,363,315                          6.750%

Class A-6                $29,760,000                          6.750%

Class A-7(4)             $16,721,000                          6.700%

Class A-8                $54,296,000(5)                       6.375%

Class A-9                $44,273,000                          6.050%

Class A-10               $16,717,000                          6.750%

Class A-11               $10,500,000                          6.750%

Class A-12               $3,398,000(5)                        6.750%(6)

Class A-13               $5,675,285(5)                        6.750%(6)

Class A-14               $17,929,215(7)                       (8)

Component A-14-1         $5,150,000                           6.750%

Component A-14-2         $6,117,000(5)                        6.750%(6)

Component A-14-3         $4,878,000(5)                        6.750%(6)

Component A-14-4         $7,607,718(3)                        6.750%

Component A-14-5         $1,784,215(9)                        0.000%

Class A-15               $44,000,000                          6.750%

Class A-16               $1,500,000(2)                        6.750%

Class A-17               $500,000(7)                          6.750%

Class A-18(3)(4)         $16,721,000                          0.050%

Class A-P                $1,485,051(9)                        0.000%
--------------------------------------------------------------------------------


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Class A-X(3)                 $23,731,944                             6.750%

Class M                      $10,855,800                             6.750%

Class B-1                    $4,032,200                              6.750%

Class B-2                    $2,481,300                              6.750%

Class R(10)                  $100                                    6.750%


(1) Interest distributed to the Offered Certificates on each Distribution Date will have accrued during the preceding calendar month at the applicable per annum interest rate.

(2) All losses otherwise allocable to the Class A-2 Certificates will be allocated to the Class A-16 Certificates until the principal balance of the Class A-16 Certificates is reduced to zero.

(3) Not entitled to receive distributions of principal and will accrue interest on its Notional Amount as described in the Prospectus Supplement.

(4) A reserve fund will cover certain interest shortfalls which would otherwise be allocated to the Class A-7 or Class A-18 Certificates and, with respect to the Class A-7 Certificates only, an irrevocable financial guaranty insurance policy issued by MBIA Insurance Corporation will cover, under certain circumstances, interest shortfalls and principal losses which would otherwise be allocated to the Class A-7 Certificates.

(5) Will receive distributions of principal payable from the amounts of interest not paid to the Accrual Certificates (as defined in the Prospectus Supplement).

(6) Interest accrued on this class of certificates will initially be added to its principal balance rather than distributed to the holders of this class of certificates on each distribution date.

(7) All losses otherwise allocable to the Class A-14 Certificates (other than losses allocable to Component A-14-5 which will be reimbursed as described in the Prospectus Supplement) will be allocated to the Class A-17 Certificates until the principal balance of the Class A-17 Certificates is reduced to zero.

(8) The Class A-14 Certificates will be comprised of Component A-14-1, Component A-14-2, Component A-14-3, Component A-14-4 and Component A-14-5 having the characteristics described in the table above and the Prospectus Supplement.

(9) Will not be entitled to distributions of interest and will only receive principal in respect of the Loans with Pass-Through Rates that are less than 6.750% per annum.

(10) Will be comprised of two Components, Component R-1, which represents the sole residual interest in REMIC I (as defined in the Prospectus Supplement), and Component R-2, which represents the sole residual interest in REMIC II (as defined in the Prospectus Supplement).



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Certificate Rating:
-------------------

         Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc. ("Fitch") shall each assign a rating of "AAA" to the Class A Certificates and Class R Certificates. Fitch shall assign a rating of not less than "AA" to the Class M Certificates, not less than "A" to the Class B-1 Certificates and not less than "BBB" to the Class B-2 Certificates.

REMIC Election:
---------------

         The Company intends to cause an election to be made to treat REMIC I and REMIC II as "real estate mortgage investment conduits" (each, a "REMIC") for federal income tax purposes. All of the Certificates issued by REMIC I and REMIC II, other than the Class R Certificate, will represent ownership of REMIC "regular interests". The Class R Certificate will represent ownership of the REMIC "residual interest" in REMIC I and REMIC II.

Credit Enhancement:
-------------------

         Senior/Subordinated: Shifting interest

Cut-off Date:
-------------

         The Cut-off Date is June 1, 2001.

Distribution Date:
------------------

         The 25th day of each month (or, if such 25th day is not a business day, the business day immediately following) commencing July 2001.

Purchase Price:
---------------

         The purchase price payable by the Underwriters for the Certificates is approximately 99.18% of the aggregate principal balance of the Certificates as of the Closing Date plus accrued interest from June 1, 2001 up to but not including the Closing Date.

Information Provided By Bear Stearns:
-------------------------------------

         In addition to the information described in the last sentence of
Section 6(b) of the Underwriting Agreement, the Company and Bear Stearns acknowledge that all of the statements set forth under the caption "The Financial Guaranty Insurance Policy" as well as all of the statements set forth in Appendix E to the Prospectus Supplement, each as included in the Prospectus Supplement relating to the Certificates, constitute information furnished in writing by Bear Stearns on behalf of the Underwriters expressly for use in the Registration Statement relating to such Series of Certificates as originally filed or in any amendment thereof, any related preliminary prospectus or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.


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Underwriting Commission:
------------------------

         Notwithstanding anything to the contrary in the Underwriting Agreement, no additional underwriting commission shall be payable by the Company to the Underwriters in connection with the purchase of the Certificates.

Closing Date and Location:
--------------------------

         June 25, 2001 at the Chicago, Illinois offices of Mayer, Brown & Platt.





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                  Please confirm your agreement by having an authorized Officer sign a copy of this Agreement in the space set forth below and returning a signed copy to us.

                                        BEAR, STEARNS & CO. INC.

                                        By:  /s/ Paul Friedman
                                           ----------------------------
                                             Name: Paul Friedman
                                             Title: Executive Managing Director



                                        ABN AMRO INCORPORATED



                                        By:  /s/ Maria Fregosi
                                           ----------------------------
                                             Name: Maria Fregosi
                                             Title: First Vice President


ACCEPTED:

ABN AMRO MORTGAGE CORPORATION



By: /s/ Dan Fischer
   --------------------------
      Name: Dan Fischer
      Title: Vice President

ABN AMRO NORTH AMERICA, INC.



By: /s/ James E.  Krul
   --------------------------
      Name: James E.  Krul
      Title:





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                                    Exhibit I
                                    ---------


                                                Original
                                                Principal
                                                Amount of
Name                                            Certificates
----                                            ------------

BEAR, STEARNS & CO. INC.                        100% of the Certificates


                              Total             $615,987,267